Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of March __, 2022, we had ____________ shares of common stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to this Form 10-K, and to the applicable provisions of the DGCL.
Common Stock
Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Liquidation Rights. In the event of liquidation, dissolution or winding up of Privia Health, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other Rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Privia Health without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Privia Health has no plans to issue any of the preferred stock.
Election and Removal of Directors
Our board of directors will consist of between three and eleven directors. The exact number of directors will be fixed from time to time by resolution of the board. Directors may be removed without cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors, provided that at any time that Lead Sponsors own less than 25%, no director may be removed except for cause. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.
Staggered Board
At any time when the Lead Sponsors beneficially own, in the aggregate, less than 25% of our common stock then outstanding, our board of directors will be divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

Exhibit 4.2
This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Limits on Written Consents
At any time when the Lead Sponsors beneficially own, in the aggregate, greater than 25% of our common stock then outstanding, holders of our common stock will be permitted to act by written consent without a duly called annual or special meeting if such written consent is signed by the holders having at least the minimum number of votes necessary to authorize such action. Thereafter, our amended and restated certificate of incorporation and our amended and restated bylaws will provide that holders of our common stock will not be able to act by written consent without a meeting.
Stockholder Meetings
At any time when the Lead Sponsors beneficially own, in the aggregate, greater than 25% of our common stock then outstanding, special meetings of our stockholders may be called by any person or group that beneficially owns a majority of our outstanding shares of voting stock. Thereafter, our amended and restated certificate of incorporation and our amended and restated bylaws will provide that special meetings of our stockholders may be called only by the chairman of our board of directors or a majority of the directors. Consistent with this provision, our amended and restated certificate of incorporation and our amended and restated bylaws will specifically deny any power of any other person to call a special meeting.
Amendment of Amended and Restated Certificate of Incorporation
The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will be required to amend our amended and restated certificate of incorporation, provided that at any time when the Lead Sponsors beneficially own, in the aggregate, less than 25% of our common stock then outstanding, the provisions of our amended and restated certificate of incorporation described under “—Election and Removal of Directors,” “—Stockholder Meetings” and “—Limits on Written Consents” may be amended only by the affirmative vote of holders of at least 66.6% of the voting power of our outstanding shares of voting stock, voting together as a single class. Pursuant to our amended and restated certificate of incorporation, a special meeting of stockholders may be called only (1) by or at the direction of the board of directors pursuant to a written resolution adopted by a majority of the total number of directors that the Company would have if there were no vacancies or (2) by or at the direction of the chairman of the board or the Chief Executive Officer.
Amendment of Amended and Restated Bylaws
Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that:
•at any time when the Lead Sponsors beneficially own, in the aggregate, less than 25% of our common stock then outstanding, any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the amended and restated bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of at least 66% of all directors in office at a meeting called for that purpose; or

Exhibit 4.2
• at any time when the Lead Sponsors beneficially own, in the aggregate, less than 25% of our common stock then outstanding, the affirmative vote of holders of 66.6% of the voting power of our outstanding shares of voting stock, voting together as a single class.
Other Limitations on Stockholder Actions
At any time when the Lead Sponsors beneficially own, in the aggregate, less than 25% of our common stock then outstanding, our amended and restated bylaws will also impose some procedural requirements on stockholders who wish to:
•make nominations in the election of directors;
•propose that a director be removed;
•propose any repeal or change in our amended and restated bylaws; or
•propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
•the stockholder’s name and address;
•any material interest of the stockholder in the proposal;
•the number of shares beneficially owned by the stockholder and evidence of such ownership; and
•the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.
To be timely, a stockholder must generally deliver notice:
•in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or
•in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

Exhibit 4.2
In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•any breach of the director’s duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection
The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Privia Health, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Privia Health to Privia Health or Privia Health’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Privia Health shall be deemed to have notice of and consented to the foregoing forum selection provisions. This forum selection provision will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Delaware Business Combination Statute
At any time when the Lead Sponsors beneficially own, in the aggregate, greater than 25% of our common stock then outstanding, we will elect to waive Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Thereafter, we will elect to be subject to Section 203.

Exhibit 4.2
Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Certain Provisions
Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise, or
•removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “PRVA.”